UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 5, 2007

EDEN ENERGY CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-31503

(Commission File Number)

98-0199981

(IRS Employer Identification No.)

Suite 1925 – 200 Burrard Street, Vancouver , British Columbia V6C 3L6 Canada

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 604.693.0179

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Enter into a Material Definitive Agreement.

Farm-out and Joint Venture Agreement with Fasken Nevada-I, LLC and Fasken Oil and Ranch, L.P.

Effective April 5, 2007, we entered into a farm-out and joint venture agreement with Fasken Nevada-I, LLC and Fasken Oil and Ranch, L.P., for the drilling of the Noah prospect in White Pine County, Nevada. Pursuant to the farm-out agreement our company’s acreage block at Noah has been divided into four prospect areas, with each prospect area encompassing approximately 50,000 acres of leases. Fasken Nevada-I, LLC will pay 2/3 of the cost to drill, test and complete the first well in the first prospect block and we will pay 1/3. Fasken Oil and Ranch, L.P. will act as operator. Upon drilling and completing the first well in prospect area 1 Fasken Nevada-I, LLC will be assigned a 50% interest in our leases in prospect area 1.

Provided Fasken Nevada-I, LLC has met its obligations in prospect area 1, it shall have the option to proceed to develop prospect area 2. If it elects to proceed with developing prospect area 2, Fasken Nevada-I, LLC shall pay a prospect recovery fee of $2,000,000 to our company for costs incurred on prospect area 1 and shall have the right to earn a 50% interest in the prospect area by paying 2/3 of any seismic programs and the drilling and completing to casing point of a second well. Thereafter, Fasken Nevada-I, LLC shall continue to have the right to earn in subsequent prospect areas under the same terms but with no further recovery fees.

Amendment Agreement with Cedar Strat Corporation

We have also signed an amendment to our Participation Agreement with Cedar Strat Corporation covering the Noah prospect. The amendment extends the deadline for drilling the Noah prospect and allows our company and Fasken Nevada-I, LLC to drill to a shallower depth an originally contemplated.

Item 9.01. Financial Statements and Exhibits.

10.1	Farm-out Agreement dated April 5, 2007 with Fasken Nevada-I, LLC and Fasken Oil and Ranch, L.P.
10.2	Amendment Agreement dated March 28, 2007 with Cedar Strat Corporation.
99.1	News Release of April 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDEN ENERGY CORP.

/s/ Donald Sharpe

Donald Sharpe, President and Director

Date: April 13, 2007

CW1150328.1